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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE



                MAC FRUGAL'S BARGAINS o CLOSE-OUTS INC. ANNOUNCES
                STOCK MERGER WITH CONSOLIDATED STORES CORPORATION


DOMINGUEZ, CA--NOVEMBER 5, 1997--MAC FRUGAL'S BARGAIN o CLOSE-OUTS INC. (NYSE:
MFI) a leading closeout retailer and owner of Pic 'N' Save announced today that it has entered into a definitive agreement with Consolidated Stores Corporation (NYSE:CNS), the nation's largest closeout retailer, in a stock for stock merger of the two companies.

Under the terms of the merger agreement, Consolidated Stores will issue between
0.88 and 1:00 shares of stock for each Mac Frugal's share. The final exchange ratio will be based upon the average closing price per share of Consolidated Stores stock during a twenty day period prior to the effective time of the merger. Based on Consolidated Stores' twenty day average closing price through November 4, 1997, the exchange ratio would be .99. Using this exchange ratio, Consolidated would issue approximately 24.2 million shares, which would have a value of approximately $995 million based upon Consolidated's closing price of $41.13 on November 4. The closing price of Mac Frugal's shares was $37.56 on November 4. The transaction is expected to close in January 1998.

The merger will be accounted for as a pooling of interests and will be tax-free to Mac Frugal's shareholders. The transaction is subject to customary conditions, including approval by both companies' shareholders and regulatory agencies. For personal tax planning reasons, senior executives of Mac Frugal's intend to exercise and sell the vested shares underlying their Mac Frugal's stock options prior to the end of 1997.

Mr. Philip L. Carter, President and Chief Executive Officer of Mac Frugal's stated, "We are extremely pleased with this merger and the value it creates for the shareholders of Mac Frugal's. Combining these two leading closeout retailers not only provides the opportunity for further appreciation in shareholder value of the combined enterprise, but also creates a dynamic coast to coast presence with over 1,000 closeout store locations, a strong balance sheet and an excellent employee base."

Batchelder & Partners, Inc. and NationsBanc Montgomery Securities, Inc. acted as financial advisors to MacFrugal's Bargains o Close-outs Inc.

Mac Frugal's operates a chain of 325 retail stores in 18 states. These stores, which do business as Pic 'N' Save and Mac Frugal Bargains o Close-Outs, feature a wide variety of first-quality general merchandise obtained through manufacturer closeouts, overruns, discontinued lines and packaging changes. An ever-changing assortment of merchandise is typically sold at 40 to 70 percent off regular retail prices.

This release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements





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involve risks and uncertainties affecting the Company's operations and financial performance. Although the Company believes that such statements reflect reasonable expectations of future events, no assurances can be given that such statements will prove to have been correct. Actual results may differ materially due to general economic conditions; changes in consumer demand and preferences; adverse weather patterns; competitive factors including pricing and promotional activities of major competitors; the availability of merchandise on favorable terms, import risks including potential political and social unrest, duties, tariffs and quotas; and other factors described in the Company's filings with the Securities and Exchange Commission.












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